Exhibit 99.1

Citizens Community Bancorp, Inc. Earnings Increase 11% YOY for First Quarter Fiscal 2017;
Driven by Growth in Earnings and Strong Revenues

EAU CLAIRE, WI, January 30, 2017 - Citizens Community Bancorp, Inc. (the "Company") (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank”), today reported fiscal first quarter GAAP earnings increased 11% to $940,000, or $0.18 per diluted share, compared to $847,000, or $0.16 per diluted share, one year earlier, and significantly improved from $176,000, or $0.04 per diluted share, in the immediate preceding quarter. Excluding merger expenses and branch closure costs, core earnings (non-GAAP) increased 51% to $1.3 million, or $0.25 per share for Q1 fiscal 2017, compared to $892,000, or $0.17 per share, a year ago and grew 72% from $785,000, or $0.15 per share in the preceding quarter.

Core earnings is a non-GAAP measure that management believes provides a better understanding of the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table "Reconciliation of GAAP Earnings and Core Earnings (non-GAAP)".

“We started fiscal 2017 with momentum from the Community Bank of Northern Wisconsin ("CBN") integration which helped generate a 25% growth in revenue and 51% increase in core earnings year-over-year,” said Stephen Bianchi, President and Chief Executive Officer. “Our efforts to streamline our operations, reduce branch expenses, close and consolidate branch locations and remix our balance sheet, are beginning to generate results. While the rise in interest rates last quarter interrupted some loan closings, we are encouraged by our commercial loan pipeline and deposit generation priorities for the coming year."

“The integration of the CBN acquisition, completed in May 2016, is proceeding on plan and we are on track to achieve projected cost reductions,” Bianchi continued. “We are pleased with the customer retention efforts and the contributions to our financial results from this transaction.” Total assets increased 18% to $686.4 million at December 31, 2016, from $581.8 million at December 31, 2015, reflecting a 21% increase in net loans and a 17% increase in deposits. Total assets decreased 1% from $695.9 million in the immediate prior quarter largely related to exiting the indirect loan business, and account closures related to recently announced branch closings."

First Quarter Fiscal 2017 Financial Highlights: (at or for the periods ended December 31, 2016, compared to December 31, 2015 and /or September 30, 2016.)

•
GAAP Earnings were $940,000, or $0.18 per diluted share, for Q1 fiscal 2017 compared to $847,000, or $0.16 per diluted share, for Q1 fiscal 2016, and $176,000, or $0.04 per diluted share, for Q4 fiscal 2016.

•
Core earnings (non-GAAP) grew 51% to $1.3 million for Q1 fiscal 2017, compared to $892,000 for the quarter ended December 31, 2015, and increased 72% from $785,000 for the quarter ended September 30, 2016. Core earnings (non-GAAP) primarily reflect adjustments related to merger-related costs of the CBN acquisition on May 16, 2016, and the costs associated with the closing of four branches as part of the planned exit from the Eastern Wisconsin market.

•	The net interest margin improved to 3.36% for Q1 fiscal 2017, compared to 3.22% for the three months ended December 31, 2015 and 3.32% for the three months ended September 30, 2016.

•
Total assets increased 18% to $686.4 million at December 31, 2016, from $581.8 million at December 31, 2015, primarily due to contributions of $111.7 million in loans from the acquisition of CBN in May 2016. Total assets declined slightly from $695.9 million, at September 30, 2016.

•
Total net loans grew 21% to $543.0 million at December 31, 2016, compared to $447.2 million at December 31, 2015, and declined by 4% from $568.4 million, on a linked quarter basis, reflecting our increased focus on secondary market lending for one to four family residential loans and exiting the indirect lending business.

•	Total deposits increased 17% to $535.1 million at December 31, 2016, from $457.7 million at December 31, 2015, and declined 4% from $557.7 million at September 30, 2016.

•	The allowance for loan and leases losses as a percentage of total loans was 1.08% at December 31, 2016, compared to 1.42% one year earlier.

•
Asset quality declined during the quarter and the year with nonperforming assets to total assets at 1.08% at December 31, 2016, compared to 0.62% in the preceding quarter and 0.42% a year ago. This increase was mainly due to the deterioration of two larger, acquired agricultural real estate loans.

•	Bank capital ratios exceeded regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at December 31, 2016:

	Citizens Community Federal N.A.	To Be Well Capitalized Under Prompt Corrective Action Provisions
Total capital (to risk weighted assets)	14.7%	10.0%
Tier 1 capital (to risk weighted assets)	13.5%	8.0%
Common equity tier 1 capital (to risk weighted assets)	13.5%	6.5%
Tier 1 leverage ratio (to adjusted total assets)	9.8%	5.0%

•	Tangible book value was $11.09 per share at December 31, 2016, compared to $11.86 per share a year ago.

Balance Sheet and Asset Quality Review

Total assets were $686.4 million at December 31, 2016, compared to $581.8 million at December 31, 2015, and $695.9 million at September 30, 2016. The increase in total assets from a year ago primarily reflects higher cash levels and loan outstandings primarily due to the CBN acquisition, while the decline in total assets on a linked quarter basis is mainly due to the decision made to discontinue indirect lending and reduced emphasis on one to four family residential loans.

Total net loans grew 21% to $543.0 million at December 31, 2016, from $447.2 million at December 31, 2015, and declined 4% from $568.4 million at September 30, 2016. The increase in loans year-over-year was primarily due to the CBN acquisition, which included $111.7 million of net loans. The decline in the loan balances from the immediate prior quarter was primarily due to decreased levels of one to four family loans and a decreased investment in indirect consumer loans. At the same time, commercial and agricultural loan balances increased over the past quarter reflecting increased emphasis on internally underwritten loans.

At December 31, 2016, commercial, agricultural, multi-family, construction and land development loans totaled 36.2% of the total loan portfolio. One to four family residential real estate loans represented 32.1% of the total loan portfolio, while consumer related non-real estate loans totaled 31.7% of the total loan portfolio - down from 32.7% in the prior quarter.

Total deposits grew 17% to $535.1 million at December 31, 2016, compared to $457.7 million at December 31, 2015, and declined 4% from $557.7 million at September 30, 2016. Non-interest bearing demand deposits more than doubled year-over-year and grew 5% on a linked quarter basis. Despite the decline in total deposits on a linked quarter basis, demand deposits, both interest bearing and non-interest bearing, more than doubled and savings deposits increased 76% over the past year. Money market accounts declined 11% year-over-year, while certificate accounts increased 8% year-over-year. Non-certificate accounts increased to 52% of total deposits at December 31, 2016, from 47% a year ago. The change in composition of deposits reflects a combination of deposit run-off related to the CBN acquisition, the announced closure of the four Eastern Wisconsin branches and the increase in commercial deposit accounts.

Federal Home Loan Bank ("FHLB") advances and other borrowings totaled $73.5 million at December 31, 2016, compared to $59.3 million at September 30, 2016. To facilitate the purchase of CBN, the Company obtained an adjustable-rate, $11.0 million loan with a maturity date of May 15, 2021.

Nonperforming assets ("NPAs") totaled $7.4 million, or 1.08% of total assets, at December 31, 2016, compared to $2.4 million, or 0.42% of total assets, at December 31, 2015, and $4.3 million, or 0.62% of total assets, at September 30, 2016. This increase was mainly due to the deterioration of two larger, acquired agricultural loans.

The allowance for loan and lease losses at December 31, 2016, totaled $5.9 million and represented 1.08% of total loans, compared to $6.1 million and 1.06% of total loans at September 30, 2016. Net charged off loans totaled $151,000 and $130,000 and represented 0.11% and 0.12% of average loans on an annualized basis at December 31, 2016 and 2015, respectively.

Tangible common stockholders' equity was 8.57% of tangible assets at December 31, 2016, compared to 8.55% at September 30, 2016. Tangible book value per common share was $11.09 at December 31, 2016 compared to $11.22 at September 30, 2016.

Capital ratios for the Bank continued to remain well above regulatory requirements with Tier 1 capital to risk weighted assets of 13.5% at December 31, 2016, up from 12.9% at September 30, 2016. Tier 1 leverage capital to adjusted total assets improved to 9.8% at quarter end compared to 9.3% the preceding quarter. These regulatory ratios were higher than the required minimum levels of 6.00% for Tier 1 capital to risk weighted assets and 4.00% for Tier 1 leverage capital to adjusted total assets.

Review of Operations
Net interest income increased 22% to $5.6 million for the fiscal first quarter of 2017, compared to $4.6 million for the fiscal first quarter of 2016, primarily due to growth in the loan portfolio. Net interest income declined 3% from $5.7 million on a linked quarter basis mainly due to a reduction in the loan portfolio.

For the fiscal fourth quarter ended September 30, 2016, the Company's operations reflected $1.1 million in one-time costs associated with the CBN acquisition and announced branch closures.

For the fiscal first quarter of 2017, the net interest margin expanded 14 basis points to 3.36% from 3.22% one year earlier, and 3.32% for the fiscal fourth quarter ended September 30, 2016, primarily due to higher earning asset yields.

No provision for loan losses was recorded for the fiscal first quarter of 2017 nor for the fiscal fourth quarter of 2016, compared to $75,000 for the fiscal first quarter of 2016. Management believes the Bank is amply reserved for any loan losses with an allowance for loan losses totaling $5.9 million at December 31, 2016. Total charged off loans were $215,000 for the fiscal first quarter of 2017, compared to $179,000 a year ago and $718,000 for the fiscal fourth quarter ended September 30, 2016. Allowance for loan losses increased as a percentage of total loans to 1.08% as of December 31, 2016 compared to 1.06% as of September 30, 2016.

Noninterest income totaled $1.3 million for the fiscal first quarter of 2017, compared to $950,000 a year ago and $1.1 million for the immediate preceding quarter. Overdraft fees and charges have decreased industry wide, as customers utilize online and mobile tools to better manage their finances, an industry trend we have also experienced. Offsetting this traditional fee income source, was our secondary market fee income generated from customer mortgage activity due to advantages over the ARM loan portfolio mortgage offering.

Total noninterest expense was $5.5 million in the fiscal first quarter of 2017 compared to $4.1 million for the quarter ended December 31, 2015. The current quarter saw a $461,000 decrease in salaries and related benefits from the prior quarter, which included employees of the CBN acquisition, and has yet to show the full compensation savings from four branch closings during the current quarter and other branch closing costs. Occupancy expenses increased year-over-year due to branch closure costs for the four branches in Eastern Wisconsin.

These financial results are preliminary until the Form 10-Q is filed in February 2017.

About the Company

Citizens Community Federal N.A., a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service national bank based in Altoona, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 16 branch locations. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives, including costs associated with its branch consolidation and new market branch growth initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2016 filed with the Securities and Exchange Commission on December 29, 2016. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, which management believes may be helpful in understanding the Company's results of operations or financial position and comparing results over different periods. Non-GAAP measures eliminates the impact of certain one-time expenses such as acquisition and branch closure costs and related data processing termination fees, legal costs, severance pay, accelerated depreciation expense and lease termination fees. Merger related charges represent expenses to either satisfy contractual obligations of acquired entities without any useful benefit to the Company or to convert and consolidate customer records onto the Company platforms. These costs are unique to each transaction based on the contracts in existence at the merger date. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Steve Bianchi, CEO
(715)-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31, 2016	September 30, 2016	December 31, 2015 (As Restated)
Assets
Cash and cash equivalents	$20,444	$10,046	$15,230
Other interest bearing deposits	745	745	3,242
Securities available for sale "AFS"	81,136	80,123	87,161
Securities held to maturity "HTM"	6,235	6,669	7,724
Non-marketable equity securities, at cost	5,365	5,034	4,626
Loans receivable	548,904	574,439	453,649
Allowance for loan losses	(5,917)	(6,068)	(6,441)
Loans receivable, net	542,987	568,371	447,208
Office properties and equipment, net	5,166	5,338	2,803
Accrued interest receivable	2,073	2,032	1,586
Intangible assets	829	872	90
Goodwill	4,663	4,663	—
Foreclosed and repossessed assets, net	784	776	804
Other assets	15,987	11,196	11,296
TOTAL ASSETS	$686,414	$695,865	$581,770
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$535,112	$557,677	$457,732
Federal Home Loan Bank advances	73,491	59,291	58,891
Other borrowings	11,000	11,000	—
Other liabilities	2,985	3,353	3,005
Total liabilities	622,588	631,321	519,628
Stockholders’ equity:
Common stock—$0.01 par value, authorized 30,000,000; 5,261,170, 5,260,098 and 5,231,265 shares issued and outstanding, respectively	53	53	52
Additional paid-in capital	54,983	54,963	54,744
Retained earnings	10,047	9,107	8,011
Unearned deferred compensation	(205)	(193)	(261)
Accumulated other comprehensive (loss) gain	(1,052)	614	(404)
Total stockholders’ equity	63,826	64,544	62,142
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$686,414	$695,865	$581,770

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015 (As Restated)
Interest and dividend income:
Interest and fees on loans	$6,530	$6,784	$5,250
Interest on investments	418	410	424
Total interest and dividend income	6,948	7,194	5,674
Interest expense:
Interest on deposits	1,119	1,212	956
Interest on FHLB borrowed funds	173	168	165
Interest on other borrowed funds	99	96	—
Total interest expense	1,391	1,476	1,121
Net interest income	5,557	5,718	4,553
Provision for loan losses	—	—	75
Net interest income after provision for loan losses	5,557	5,718	4,478
Non-interest income:
Net gains on available for sale securities	29	16	—
Service charges on deposit accounts	398	462	423
Loan fees and service charges	603	411	321
Other	283	253	206
Total non-interest income	1,313	1,142	950
Non-interest expense:
Salaries and related benefits	2,674	3,135	2,218
Occupancy	1,068	991	569
Office	281	385	252
Data processing	472	528	409
Amortization of core deposit intangible	43	45	14
Advertising, marketing and public relations	63	245	137
FDIC premium assessment	83	139	85
Professional services	401	579	172
Other	378	682	259
Total non-interest expense	5,463	6,729	4,115
Income before provision for income taxes	1,407	131	1,313
(Provision) benefit for income taxes	(467)	45	(466)
Net income attributable to common stockholders	$940	$176	$847
Per share information:
Basic earnings	$0.18	$0.04	$0.16
Diluted earnings	$0.18	$0.04	$0.16
Cash dividends paid	$—	$—	$—
Book value per share at end of period	$12.13	$12.27	$11.88
Tangible book value per share at end of period	$11.09	$11.22	$11.86

Reconciliation of GAAP Earnings and Core Earnings (non-GAAP):

	Three Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015 (As Restated)
	(Dollars in Thousands, except share data)
GAAP earnings before income taxes	$1,407	$131	$1,313
Merger related costs (1)	—	444	—
Branch closure costs (2)	633	614	38
Core earnings before income taxes (3)	2,040	1,189	1,351
Provision for income tax on core earnings at 34%	694	404	459
Core earnings after income taxes (3)	$1,346	$785	$892
GAAP diluted earnings per share, net of tax	$0.18	$0.04	$0.16
Merger related costs, net of tax	—	0.05	—
Branch closure costs, net of tax	0.07	0.06	0.01
Core diluted earnings per share, net of tax	$0.25	$0.15	$0.17

Average diluted shares outstanding	5,293,700	5,274,505	5,262,718

(1) Costs incurred are included as data processing, advertising, marketing and public relations, professional fees and other non-interest expense on the income statement.
(2) Branch closure costs include severance pay recorded in salaries and other benefits, accelerated depreciation expense and lease termination fees included in occupancy and other non-interest expense on the income statement.
(3) Core earnings is a non-GAAP measure that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities.

Non-performing Assets:

	December 31, 2016 and Three Months Ended	September 30, 2016 and Twelve Months Ended	December 31, 2015 and Three Months Ended
Nonperforming assets:
Nonaccrual loans	$5,750	$3,191	$848
Accruing loans past due 90 days or more	894	380	772
Total nonperforming loans (“NPLs”) (1)	6,644	3,571	1,620
Other real estate owned (1)	655	725	734
Other collateral owned	129	52	70
Total nonperforming assets (“NPAs”) (1)	$7,428	$4,348	$2,424
Troubled Debt Restructurings (“TDRs”) - Originated Loans	$3,529	$3,733	$3,794
Nonaccrual TDRs - Originated Loans	$410	$515	$311
Average outstanding loan balance	$561,672	$512,475	$445,687
Loans, end of period	548,904	574,439	453,649
Total assets, end of period	686,414	695,865	581,770
ALL, at beginning of period	6,068	6,496	6,496
Loans charged off:
Residential real estate	(43)	(140)	(41)
Commercial/agriculture real estate	—	—	—
Consumer non-real estate	(172)	(460)	(138)
Commercial agriculture non-real estate	—	(118)
Total loans charged off	(215)	(718)	(179)
Recoveries of loans previously charged off:
Residential real estate	3	11	2
Commercial/agriculture real estate	—	—	—
Consumer non-real estate	61	204	47
Commercial agriculture non-real estate	—	—	—
Total recoveries of loans previously charged off:	64	215	49
Net loans charged off (“NCOs”)	(151)	(503)	(130)
Additions to ALL via provision for loan losses charged to operations	—	75	75
ALL, at end of period	$5,917	$6,068	$6,441
Ratios:
ALL to NCOs (annualized)	979.64%	1,206.36%	1,238.65%
NCOs (annualized) to average loans	0.11%	0.10%	0.12%
ALL to total loans	1.08%	1.06%	1.42%
NPLs to total loans	1.21%	0.62%	0.36%
NPAs to total assets	1.08%	0.62%	0.42%

(1) Total Nonperforming assets increased due to the CBN acquisition in Fiscal 2016. Acquired nonperforming loans were $5,090 and $1,778 at December 31, 2016 and September 30, 2016, respectively. Acquired real estate owned property balances were $143 and $212 at December 31, 2016 and September 30, 2016, respectively.

Troubled Debt Restructurings:

	December 31, 2016		September 30, 2016		December 31, 2015
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Troubled debt restructurings:
Originated loans:
Residential real estate	30	$3,214	32	$3,413	32	$3,305
Commercial/Agricultural real estate	—	—	—	—	—	—
Consumer non-real estate	22	315	21	320	33	489
Commercial/Agricultural non-real estate	—	—	—	—	—	—
Total originated loans	52	$3,529	53	$3,733	65	$3,794

Loan Composition:

	December 31, 2016	September 30, 2016
Originated Loans:
Residential real estate:
One to four family	$151,180	$160,961
Commercial/Agricultural real estate:
Commercial real estate	62,724	58,768
Agricultural real estate	4,803	3,418
Multi-family real estate	15,550	18,935
Construction and land development	12,812	12,977
Consumer non-real estate:
Originated indirect paper	111,507	119,073
Purchased indirect paper	44,006	49,221
Other Consumer	17,851	18,926
Commercial/Agricultural non-real estate:
Commercial non-real estate	20,803	17,969
Agricultural non-real estate	9,621	9,994
Total originated loans	$450,857	$470,242
Acquired Loans:
Residential real estate:
One to four family	$24,884	$26,777
Commercial/Agricultural real estate:
Commercial real estate	28,444	30,172
Agricultural real estate	24,133	24,780
Multi-family real estate	—	200
Construction and land development	2,710	3,603
Consumer non-real estate:
Other Consumer	604	789
Commercial/Agricultural non-real estate:
Commercial non-real estate	12,650	13,032
Agricultural non-real estate	4,466	4,653
Total acquired loans	$97,891	$104,006
Total Loans:
Residential real estate:
One to four family	$176,064	$187,738
Commercial/Agricultural real estate:
Commercial real estate	91,168	88,940
Agricultural real estate	28,936	28,198
Multi-family real estate	15,550	19,135
Construction and land development	15,522	16,580
Consumer non-real estate:
Originated indirect paper	111,507	119,073
Purchased indirect paper	44,006	49,221
Other Consumer	18,455	19,715
Commercial/Agricultural non-real estate:
Commercial non-real estate	33,453	31,001
Agricultural non-real estate	14,087	14,647
Gross loans	$548,748	$574,248
Net deferred loan costs (fees)	156	$191
Total loans receivable	$548,904	$574,439

Deposit Composition:

	December 31, 2016	September 30, 2016
Non-interest bearing demand deposits	$47,463	45,408
Interest bearing demand deposits	50,779	48,934
Savings accounts	51,826	52,153
Money market accounts	125,923	137,234
Certificate accounts	259,121	273,948
Total deposits	$535,112	557,677

Average balances, Interest Yields and Rates:

	Three months ended December 31, 2016			Three months ended September 30, 2016			Three months ended December 31, 2015
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Average interest earning assets:
Cash and cash equivalents	$10,238	$12	0.47%	$19,088	$19	0.40%	$19,575	$15	0.30%
Loans receivable	561,519	6,530	4.61%	580,151	6,784	4.65%	451,809	5,250	4.61%
Interest bearing deposits	745	3	1.60%	745	4	2.14%	3,055	17	2.21%
Investment securities (1)	86,617	430	1.97%	88,705	405	1.82%	88,938	424	1.89%
Non-marketable equity securities, at cost	5,200	45	3.43%	5,034	54	4.27%	4,626	28	2.40%
Total interest earning assets	$664,319	$7,020	4.19%	$693,723	$7,266	4.17%	$568,003	$5,734	4.01%
Average interest bearing liabilities:
Savings accounts	$43,743	$17	0.15%	$42,368	$17	0.16%	$27,019	$8	0.12%
Demand deposits	48,989	74	0.60%	52,868	85	0.64%	23,952	44	0.73%
Money market accounts	130,057	134	0.41%	143,493	149	0.41%	144,284	154	0.42%
CD’s	245,646	814	1.31%	265,357	878	1.32%	219,873	683	1.23%
IRA’s	29,000	80	1.09%	30,237	83	1.09%	22,528	67	1.18%
Total deposits	$497,435	$1,119	0.89%	$534,323	$1,212	0.90%	$437,656	$956	0.87%
FHLB advances and other borrowings	78,841	273	1.37%	73,426	264	1.43%	58,891	165	1.11%
Total interest bearing liabilities	$576,276	$1,392	0.96%	$607,749	$1,476	0.97%	$496,547	$1,121	0.90%
Net interest income		$5,628			$5,790			$4,613
Interest rate spread			3.23%			3.20%			3.11%
Net interest margin			3.36%			3.32%			3.22%
Average interest earning assets to average interest bearing liabilities			115.28%			114.15%			114.39%

(1) For the 3 months ended December 31, 2016, September 30, 2016 and December 31, 2015, the average balance of the tax exempt investment securities, included in investment securities, were $31,986, $31,819 and $26,572 respectively. The interest income on tax exempt securities is computed on a tax-equivalent basis using a tax rate of 34% for all periods presented.

CITIZENS COMMUNITY FEDERAL N.A.
Selected Capital Composition Highlights (unaudited)

	December 31, 2016	September 30, 2016	To Be Well Capitalized Under Prompt Corrective Action Provisions
Total capital (to risk weighted assets)	14.7%	14.1%	10.0%
Tier 1 capital (to risk weighted assets)	13.5%	12.9%	8.0%
Common equity tier 1 capital (to risk weighted assets)	13.5%	12.9%	6.5%
Tier 1 leverage ratio (to adjusted total assets)	9.8%	9.3%	5.0%